Press Release

Spirit Realty Capital, Inc. Announces
Second Quarter 2016 Financial and Operating Results
- Generated Net Income of $0.10 per Share, and AFFO of $0.22 per Share -
- Acquired 110 Properties for $165 Million and Disposed of 32 Properties for $138 Million -
- Extinguished $391 Million of Mortgage Debt -
- Achieved Investment Grade Ratings with S&P and Fitch -

Dallas, TX-August 3, 2016-Spirit Realty Capital, Inc. (NYSE: SRC) ("Spirit" or the "Company"), a premier net lease real estate investment trust (REIT) that invests in single-tenant, operationally essential real estate, today released its financial and operating results for the three and six months ended June 30, 2016.

Thomas H. Nolan, Jr., Chairman and Chief Executive Officer stated, "During the quarter, we continued to execute on our strategic initiatives to expand and diversify our portfolio while strengthening our balance sheet to support long-term growth. We were a net acquirer of properties during the quarter, as we remain selective in our investment approach. Our acquisitions during the period included 110 properties with an investment value of $165 million and an initial cash yield of 7.61%. We successfully deployed capital raised during the quarter to retire $391 million of high coupon mortgage debt and increased our credit facility borrowing capacity by $200 million to $800 million. Finally, we achieved investment grade ratings from S&P and Fitch."

"We are also pleased with the addition of two new executive officers to our team, Jackson Hsieh as President and Chief Operating Officer and Boyd Messmann as Executive Vice President and Chief Acquisitions Officer. Together these two executives bring over 50 years of invaluable real estate industry experience to Spirit. With these two key additions, Spirit is poised to build upon its leadership position in the triple net sector as it seeks to build additional long-term shareholder value."
Second Quarter 2016 Highlights
Financial Results

•	Rental revenue increased 0.6% to $160.5 million compared to $159.6 million during the same period a year ago.

•	Net income attributable to common stockholders decreased 18.7% to $49.5 million compared to $60.9 million during the same period a year ago.

•	Net income per diluted share was $0.10, compared to $0.14 during the same period a year ago.

•	AFFO increased 9.9% to $104.4 million compared to $95.0 million during the same period a year ago.

•	AFFO per diluted share was $0.22, unchanged from the same period in 2015.

•	FFO per diluted share increased to $0.24, compared to $0.22 during the same period a year ago.

Acquisitions and Dispositions

•
Closed 14 real estate transactions totaling $165.0 million which added 110 properties to the portfolio, earning an initial weighted average cash yield of 7.61% under leases with a weighted average term of 15.9 years.

•	Disposed of 32 properties for a gross sales price of $138.2 million with a weighted average capitalization rate of 6.38%, including assets conveyed to lenders under defaulted loans.
First Half 2016 Highlights
Financial Results

•	Rental revenue increased 2.6% to $322.3 million compared to $314.1 million during the same period a year ago.

•	Net income attributable to common stockholders decreased 12.4% to $75.5 million compared to $86.2 million during the same period a year ago.

•	Net income per diluted share was $0.16, compared to $0.20 during the same period a year ago.

•	AFFO increased 10.8% to $202.2 million compared to $182.5 million during the same period a year ago.

•	AFFO per diluted share increased to $0.44, representing a 3.0% increase compared to $0.43 during the same period a year ago.

•	FFO per diluted share increased to $0.44, compared to $0.42 during the same period a year ago.
Acquisitions and Dispositions

•
Closed 23 real estate transactions totaling $240.6 million, which added 125 properties to the portfolio, earning an initial weighted average cash yield of 7.76% under leases with a weighted average term of 15.8 years.

•	Disposed of 65 properties for a gross sales price of $244.4 million with a weighted average capitalization rate of 6.37%, including assets conveyed to lenders under defaulted loans.
Financial Results
Total revenues for the three months ended June 30, 2016 increased 2.3% to $171.7 million, compared to $167.9 million in the second quarter of 2015. Total revenues for the six months ended June 30, 2016 increased 3.0% to $340.1 million, compared to $330.2 million in the first half of 2015.
Net income attributable to common stockholders decreased for the three months ended June 30, 2016 to $49.5 million, or $0.10 per share, compared to net income of $60.9 million, or $0.14 per share for the same period in 2015. Net income attributable to common stockholders decreased for the six months ended June 30, 2016 to $75.5 million, or $0.16 per share, compared to net income of $86.2 million, or $0.20 per share for the same period in 2015.
Funds from Operations ("FFO") for the three months ended June 30, 2016 increased to $112.4 million, or $0.24 per diluted share, compared to $96.0 million, or $0.22 per diluted share for the same period in 2015. FFO for the six months ended June 30, 2016 increased to $202.8 million, or $0.44 per diluted share, compared to $177.7 million, or $0.42 per diluted share for the same period in 2015.
Adjusted Funds from Operations ("AFFO") for the three months ended June 30, 2016 increased to $104.4 million, or $0.22 per diluted share, compared to $95.0 million and $0.22 per diluted share for the same period in 2015. AFFO for the six months ended June 30, 2016 increased to $202.2 million, or $0.44 per diluted share, compared to $182.5 million and $0.43 per diluted share for the same period in 2015.
Portfolio Highlights
At June 30, 2016, Spirit's diversified real estate portfolio, which was comprised of 2,654 properties, was essentially fully occupied at 98.3% and are leased to approximately 443 tenants who represent 28 diverse industries across 49 states. At June 30, 2016, Spirit’s leases had a weighted average remaining term of 10.7 years. In the second quarter, the Company renewed 9 of its 9 expiring leases, or 100%.
Balance Sheet, Liquidity and Capital Markets

•	Adjusted Debt to Annualized Adjusted EBITDA was 6.0x as of June 30, 2016, compared to 6.7x at June 30, 2015 and 6.9x at December 31, 2015.

•	Unencumbered assets totaled $4.2 billion at June 30, 2016, or approximately 50% of Spirit's total real estate investments.

•
During the three months ended June 30, 2016, extinguished $391.4 million of secured debt that had a 6.16% weighted average coupon rate. During the six months ended June 30, 2016, extinguished $495.2 million of secured debt that had a 6.28% weighted average coupon rate.

•
During the three months ended June 30, 2016, sold 1.7 million shares of common stock under the Company's ATM Program, at a weighted average share price of $11.22, generating aggregate net proceeds of $19.1 million. During the six months ended June 30, 2016, sold 3.0 million shares of common stock under the Company's ATM Program, at a weighted average share price of $11.17, generating aggregate net proceeds of $33.0 million.

•
On April 15, 2016, closed on a public offering of 34.5 million shares of common stock generating net proceeds of $368.9 million at a price of $11.15 per share. Proceeds were initially used to reduce amounts outstanding under the Term Loan.

•	On April 26, 2016, the Company announced that it had received investment grade ratings from Fitch Ratings and Standard & Poor’s Ratings Services.

•	On April 27, 2016, expanded the Company’s $600 million credit facility to $800 million.

•	As of August 2, 2016, Spirit had approximately $18 million in cash and cash equivalents on its balance sheet and had drawn $157 million under its $800 million credit facility.
Dividend
During the second quarter of 2016, Spirit's Board of Directors declared a quarterly cash dividend of $0.175 per share, which equates to an annualized dividend of $0.70 per share. The quarterly dividend was paid on July 15, 2016 to stockholders of record as of June 30, 2016.
2016 Guidance
The Company is adjusting its 2016 AFFO guidance range from $0.88 to $0.91 to $0.87 to $0.89 per diluted share. The updated guidance range in particular takes into account the year to date net disposition activity, the timing of the full deployment of the Company's April follow-on equity offering, and excludes any future Haggen stipulated damages claim proceeds that may be received. The Company does not provide a reconciliation for its guidance range of AFFO per diluted share to net income available to common stockholders per diluted share, the most directly comparable forward looking GAAP financial measure, due to the inherent variability in timing and/or amount of various items that could impact net income available to common stockholders per diluted share, including, for example, gains on debt extinguishment, impairments and other items that are outside the control of the Company.

Earnings Webcast and Conference Call
The Company's second quarter 2016 earnings conference call is scheduled for Thursday, August 4, 2016 at 11:00 am Eastern Time. The web-cast link can be located in the investor relations section of the Company’s website at www.spiritrealty.com. The dial-in information and other pertinent details relating to the earnings conference call can be obtained on the investor relations section of the Company's website at www.spiritrealty.com.
Supplemental Package
A supplemental financial and operating report that contains non-GAAP measures and other defined terms, along with this press release has been posted to the investor relations section of the Company's website at www.spiritrealty.com/investors.
About Spirit Realty Capital
Spirit Realty Capital, Inc. (NYSE: SRC) is a premier net-lease real estate investment trust (REIT) that invests in and manages a portfolio primarily of single-tenant, operationally essential real estate assets throughout the United States.  Single-tenant, operationally essential real estate generally refers to free-standing, commercial real estate facilities where our tenants conduct business activities that are essential to the generation of their sales and profits.  Our properties are frequently acquired through strategic sale-leaseback transactions and are predominantly leased on a long-term, triple-net basis to high-quality tenants.

Founded in 2003, we are an established net-lease REIT with a proven growth strategy and a seasoned management team focused on producing superior risk adjusted returns.  As of June 30, 2016, our undepreciated gross real estate investment portfolio was approximately $8.27 billion, representing investments in 2,654 properties, including 109 properties securing mortgage loans made by the Company. Our properties are leased to approximately 443 tenants who represent 28 diverse industries across 49 states.

More information about Spirit Realty Capital can be found on the investor relations section of the Company's website at www.spiritrealty.com.

Investor Contact:
(480) 315-6634
InvestorRelations@spiritrealty.com

Forward-Looking and Cautionary Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements can be identified by the use of words such as “expect,” “plan,” “will,” “estimate,” “project,” “intend,” “believe,” “guidance,” and other similar expressions that do not relate to historical matters. These forward-looking statements are subject to known and unknown risks and uncertainties that can cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, Spirit’s continued ability to source new investments, risks associated with using debt to fund Spirit’s business activities (including refinancing and interest rate risks, changes in interest rates and/or credit spreads, changes in the price of our common stock, and conditions of the equity and debt capital markets, generally), unknown liabilities acquired in connection with acquired properties or interests in real-estate related entities, risks related to the relocation of our corporate headquarters to Dallas, Texas, general risks affecting the real estate industry and local real estate markets (including, without limitation, the market value of our properties, the inability to enter into or renew leases at favorable rates, portfolio occupancy varying from our expectations, dependence on tenants' financial condition and operating performance, and competition from other developers, owners and operators of real estate), potential fluctuations in the consumer price index, risks associated with our failure to maintain our status as a REIT under the Internal Revenue Code of 1986, as amended, and other additional risks discussed in Spirit’s most recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K. Spirit expressly disclaims any responsibility to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Notice Regarding Non-GAAP Financial Measures
In addition to U.S. GAAP financial measures, this press release and the referenced supplemental financial and operating report contain and may refer to certain non-GAAP financial measures. These non-GAAP financial measures are in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures and statements of why management believes these measures are useful to investors are included in the Appendix of the supplemental financial and operating report, which can be found in the investor relations section of our website.

SPIRIT REALTY CAPITAL, INC.
Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues:
Rentals	$160,506	$159,607	$322,325	$314,125
Interest income on loans receivable	1,625	1,730	3,284	3,452
Earned income from direct financing leases	698	779	1,422	1,574
Tenant reimbursement income	3,200	3,492	7,024	8,123
Other income and interest from real estate transactions	5,697	2,326	6,028	2,947
Total revenues	171,726	167,934	340,083	330,221
Expenses:
General and administrative	13,850	11,972	25,499	24,572
Restructuring charges	1,813	—	2,462	—
Property costs	6,611	6,414	13,938	13,821
Real estate acquisition costs	979	453	1,036	1,546
Interest	49,172	56,167	102,189	114,081
Depreciation and amortization	64,263	64,671	128,927	130,967
Impairments	12,732	33,766	24,863	35,390
Total expenses	149,420	173,443	298,914	320,377
Income (loss) from continuing operations before other income and income tax expense	22,306	(5,509)	41,169	9,844
Other income:
Gain on debt extinguishment	14,016	3,377	8,675	2,147
Total other income	14,016	3,377	8,675	2,147
Income (loss) from continuing operations before income tax expense	36,322	(2,132)	49,844	11,991
Income tax expense	(839)	(161)	(920)	(523)
Income (loss) from continuing operations	35,483	(2,293)	48,924	11,468
Discontinued operations:
(Loss) income from discontinued operations	—	(96)	—	131
Income (loss) before gain on disposition of assets	35,483	(1,799)	48,924	12,189
Gain on disposition of assets	14,027	62,690	26,589	74,026
Net income attributable to common stockholders	$49,510	$60,891	$75,513	$86,215
Net income per share of common stock—basic:
Continuing operations	$0.10	$0.14	$0.16	$0.20
Discontinued operations	—	—	—	—
Net income per share attributable to common stockholders—basic	$0.10	$0.14	$0.16	$0.20
Net income per share of common stock—diluted:
Continuing operations	$0.10	$0.14	$0.16	$0.20
Discontinued operations	—	—	—	—
Net income per share attributable to common stockholders—diluted	$0.10	$0.14	$0.16	$0.20
Weighted average shares of common stock outstanding:
Basic	473,161,125	436,619,138	457,263,526	423,889,238
Diluted	473,164,386	436,923,755	457,267,015	424,343,232
Dividends declared per common share issued	$0.17500	$0.17000	$0.35000	$0.34000

SPIRIT REALTY CAPITAL, INC.
Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Data)

	June 30, 2016	December 31, 2015
	(Unaudited)
Assets
Investments:
Real estate investments:
Land and improvements	$2,716,408	$2,710,888
Buildings and improvements	4,821,840	4,816,481
Total real estate investments	7,538,248	7,527,369
Less: accumulated depreciation	(931,834)	(860,954)
	6,606,414	6,666,415
Loans receivable, net	86,165	104,003
Intangible lease assets, net	491,489	526,718
Real estate assets under direct financing leases, net	36,021	44,324
Real estate assets held for sale, net	80,665	85,145
Net investments	7,300,754	7,426,605
Cash and cash equivalents	29,410	21,790
Deferred costs and other assets, net	148,497	179,180
Goodwill	291,421	291,421
Total assets	$7,770,082	$7,918,996
Liabilities and stockholders’ equity
Liabilities:
Revolving Credit Facilities	$—	$—
Term Loan, net	368,207	322,902
Mortgages and notes payable, net	2,571,844	3,079,787
Convertible Notes, net	696,290	690,098
Total debt, net	3,636,341	4,092,787
Intangible lease liabilities, net	185,811	193,903
Accounts payable, accrued expenses and other liabilities	138,457	142,475
Total liabilities	3,960,609	4,429,165
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, 750,000,000 shares authorized: 479,678,090 and 441,819,964 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	4,797	4,418
Capital in excess of par value	5,126,685	4,721,323
Accumulated deficit	(1,321,973)	(1,234,882)
Accumulated other comprehensive loss	(36)	(1,028)
Total stockholders’ equity	3,809,473	3,489,831
Total liabilities and stockholders’ equity	$7,770,082	$7,918,996

SPIRIT REALTY CAPITAL, INC.
Reconciliation of Non-GAAP Financial Measures
(In Thousands, Except Share and Per Share Data)
(Unaudited)

FFO and AFFO

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Net income attributable to common stockholders (1)	$49,510	$60,891	$75,513	$86,215
Add/(less):
Portfolio depreciation and amortization
Continuing operations	64,166	64,577	128,737	130,779
Portfolio impairments
Continuing operations	12,732	33,775	25,183	35,296
Discontinued operations	—	—		34
Realized gain on sales of real estate (2)	(14,027)	(63,278)	(26,589)	(74,616)
Total adjustments	62,871	35,074	127,331	91,493

FFO	$112,381	$95,965	$202,844	$177,708
Add/(less):
Gain on debt extinguishment	(14,016)	(3,377)	(8,675)	(2,147)
Restructuring charges	1,813	—	2,462	—
Other costs included in general and administrative associated with headquarters relocation	1,129	—	1,941	—
Real estate acquisition costs	979	453	1,036	1,546
Non-cash interest expense	3,010	2,590	5,966	5,166
Accrued interest and fees on defaulted loans	1,243	1,630	3,098	3,452
Swap termination costs (included in general and administrative)	1,724	—	1,724	—
Non-cash revenues	(5,367)	(5,742)	(11,954)	(10,551)
Non-cash compensation expense	1,485	3,461	3,790	7,288
Total adjustments to FFO	(8,000)	(985)	(612)	4,754

AFFO	$104,381	$94,980	$202,232	$182,462

Dividends declared to common stockholders	$83,944	$75,057	$161,545	$146,185
Net income per share of common stock
Basic (4)	$0.10	$0.14	$0.16	$0.20
Diluted (3) (4)	$0.10	$0.14	$0.16	$0.20
FFO per share of common stock
Diluted (3) (4)	$0.24	$0.22	$0.44	$0.42
AFFO per share of common stock
Diluted (3) (4)	$0.22	$0.22	$0.44	$0.43
Weighted average shares of common stock outstanding:
Basic	473,161,125	436,619,138	457,263,526	423,889,238
Diluted (3)	473,164,386	436,923,755	457,267,015	424,343,232
(1) For the three and six months ended June 30, 2016, net income attributable to common stockholders includes compensation for lost rent received from the Haggen Holdings, LLC settlement for 6 rejected stores as follows (in millions):

Contractual rent from date of rejection through either sale or June 30, 2016	$1.3
Three months of prepaid rent for the 3 stores subsequently sold	0.5
Total included in AFFO	$1.8
(2) Includes amounts related to discontinued operations.
(3) Assumes the issuance of potentially issuable shares unless the result would be anti-dilutive.
(4) For the three months ended June 30, 2016 and 2015, dividends paid to unvested restricted stockholders of $0.1 million and $0.2 million, respectively, and for the six months ended June 30, 2016 and 2015, dividends paid to unvested restricted stockholders of $0.2 million and $0.4 million, respectively, are deducted from net income, FFO and AFFO attributable to common stockholders in the computation of per share amounts.